Exhibit 99.1

Ionis Pharmaceuticals completes acquisition of Akcea Therapeutics

October 12, 2020

Transaction creates a stronger, more efficient company

CARLSBAD, Calif., Oct. 12, 2020 /PRNewswire/ – Ionis Pharmaceuticals, Inc. (NASDAQ: IONS) today announced the successful completion of its transaction to acquire 100% ownership of Akcea Therapeutics, Inc. (NASDAQ: AKCA). The combination of Ionis and Akcea accelerates the next phase of Ionis’ growth and positions it to better deliver more medicines to patients while maximizing value to all stakeholders. Under the terms of the definitive agreement, Akcea shareholders will receive $18.15 in cash for each share of Akcea common stock. As a result of the completion of the transaction, Akcea has become a wholly owned subsidiary of Ionis, and the common stock of Akcea will cease to trade on NASDAQ and be delisted.

TRANSACTION DETAILS

On September 14, 2020, Avalanche Merger Sub, Inc., a wholly-owned subsidiary of Ionis, commenced a tender offer to acquire all of the outstanding shares of Akcea at a price of $18.15 per share in cash, without interest and subject to withholding of taxes. The tender offer expired at one minute after 11:59 p.m., Eastern Time, on October 9, 2020 and was not extended. Ionis accepted for payment all shares tendered and not validly withdrawn in the offer and will promptly pay for such shares, which represented approximately 85.5% of the outstanding shares of Akcea’s common stock not already owned by Ionis.

After the completion of the tender offer, Avalanche Merger Sub merged with and into Akcea on October 12, 2020, with Akcea surviving as a wholly owned subsidiary of Ionis. All shares of Akcea not held by Ionis, Akcea, any wholly owned subsidiary of Ionis, or stockholders of Akcea who have perfected their statutory appraisal rights under Delaware law, were converted into the right to receive $18.15 per share in cash, as was paid in the tender offer.

ADVISORS

Goldman Sachs & Co. LLC and Stifel, Nicolaus, & Company, Incorporated served as financial advisors to Ionis, and Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel to Ionis. Cowen served as financial advisor to the Affiliate Transactions Committee of Akcea’s Board of Directors, and Ropes & Gray LLP served as legal counsel to the Affiliate Transactions Committee of Akcea’s Board of Directors.

ABOUT IONIS PHARMACEUTICALS, INC.

As the leader in RNA-targeted drug discovery and development, Ionis has created an efficient, broadly applicable, drug discovery platform called antisense technology that can treat diseases where no other therapeutic approaches have proven effective. Our drug discovery platform has served as a springboard for actionable promise and realized hope for patients with unmet needs. We created the first and only approved treatment for all patients, children and adults with spinal muscular atrophy, as well as the world’s first RNA-targeted therapeutic approved for the treatment of polyneuropathy in adults with hereditary transthyretin amyloidosis. Our sights are set on all the patients we have yet to reach with a pipeline of more than 40 novel medicines designed to potentially treat a broad range of diseases, including neurological, cardio-renal, metabolic, infectious, and pulmonary diseases.

To learn more about Ionis visit www.ionispharma.com or follow us on twitter @ionispharma.

FORWARD-LOOKING STATEMENTS

Ionis Pharmaceuticals, Inc. assumes no obligation to update forward-looking statements contained in this communication as a result of new information or future events or developments except as required by law. This press release includes forward-looking statements regarding the business of Akcea Therapeutics, Inc. and Ionis Pharmaceuticals, Inc., the therapeutic and commercial potential of TEGSEDI® (inotersen) and WAYLIVRA® (volanesorsen) and the acquisition of Akcea by Ionis that are subject to risks and uncertainties that could cause actual results to differ materially from those expressly or implied by such statements. Any statement describing Akcea’s or Ionis’ goals, expectations, financial or other projections, intentions or beliefs, including the commercial potential of TEGSEDI and WAYLIVRA or other of Akcea’s or Ionis’ drugs in development is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. Risks and uncertainties also include, among other things, disruption from the transaction making it more difficult to maintain business and operational relationships; risks that anticipated synergies will not be realized or may be delayed; and the magnitude of transaction costs. Ionis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Ionis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Ionis. In particular, we caution you that our forward-looking statements are subject to the ongoing and developing circumstances related to the COVID-19 pandemic, which may have a material adverse effect on our business, operations and future financial results. As a result, you are cautioned not to rely on these forward- looking statements. These and other risks concerning Akcea’s and Ionis’ programs are described in additional detail in Ionis’ quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the SEC. Copies of these and other documents are available from the company.

In this press release, unless the context requires otherwise, “Ionis,” “Akcea,” “Company,” “we,” “our,” and “us” refers to Ionis Pharmaceuticals or Akcea Therapeutics, as applicable.

Ionis Pharmaceuticals™ is a trademark ofIonis Pharmaceuticals, Inc. Akcea Therapeutics®, TEGSEDI® and WAYLIVRA® are trademarks of Akcea Therapeutics, Inc.

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SOURCE Ionis Pharmaceuticals, Inc.

Ionis Media Contact: Roslyn Patterson, Vice President, Corporate Communications, 760-603-2681, rpatterson@ionisph.com; Ionis Investor Contact: D. Wade Walke, Ph.D., Vice President, Investor Relations, 760-603-2741, wwalke@ionisph.co